Exhibit 10.24.9
EARLY RATE LOCK AGREEMENT
     This Early Rate Lock Agreement is made as of October 5, 2005 by and between Ashford Hospitality Limited Partnership and Ashford Hospitality Trust, Inc. (collectively, “Borrower”), and Merrill Lynch Mortgage Lending, Inc., individually and as agent for its affiliates (“ML”).
1.	Borrower has executed and delivered to ML a Commitment Letter dated October 5, 2005 (the “Commitment Letter”) for additional mortgage debt in the approximate principal amount of up to $210,800,000 (the “Specified Principal Amount”) with regard to financing certain properties identified on Exhibit A to the Commitment Letter (the “Property”). All terms used herein but not defined herein shall have the meanings ascribed thereto in the Commitment Letter.

2.	Borrower has requested that, as an accommodation to Borrower, and at Borrower’s sole risk, cost and expense, ML lock in advance the interest rate for the Specified Principal Amount (the “Rate Lock”), in connection with ML’s issuance of the Commitment Letter, notwithstanding that all of the conditions necessary to fund the Loan as set forth therein have not yet been fulfilled and satisfied by Borrower. In addition, ML has agreed to extend the term on approximately $83,825,000 (the “Extended Amount”) of the Prior Financing (as defined in the Commitment Letter) from July 1, 2015 to February 1, 2016, it being understood and agreed that ML shall incur certain breakage costs and expenses in connection therewith and that Borrower will be responsible for the payment of all such costs and expenses, as well as for the higher yield on longer term debt instruments. Borrower acknowledges that ML has not completed its due diligence review, except as otherwise set forth in the Commitment Letter.

3.	Neither this Agreement nor any Confirmation (as hereinafter defined) shall constitute a commitment to lend, either express or implied. ML’s commitment to make the Loan is documented in the Commitment Letter.

4.	Borrower shall be permitted to enter into the Rate Lock transaction (the “Transaction”) with regard to the requested Specified Principal Amount subject to the terms of this Agreement. Such Transaction shall be evidenced by a confirmation in the form attached hereto and made a part hereof as Exhibit A (the “Confirmation”) setting forth, among other things, the “Fixed Rate” on the Specified Principal Amount and on each Loan, the “Specified Principal Amount”, the “Initial Rate Lock Deposit”, the “Breakage Multiplier”, the “Base Swap Rate Index”, the “Base Swap Rate”, the “Margin Threshold”, the “Initial CMBS Spread Index”, the “CMBS Spread Index”, the “Fixed Rate Period” of the Transaction, the Fixed Rate on the Extended Amount, and the Extended Amount Per Diem.

5.	In order to effect the Transaction, ML may or may not enter into certain hedging arrangements and/or a series of combined or offsetting transactions in its sole and absolute discretion through the purchase or sale of United States Treasury notes, swap contracts, or any other instruments deemed necessary or appropriate, any of which may be with an affiliate of ML (collectively, “Hedging Arrangements”). Notwithstanding the terms hereof, ML will not be required to Rate Lock on any day or at any time at which, in ML’s sole and absolute judgment, there is not an orderly market.

6.	Borrower understands and agrees that ML is under no obligation to give, and will not give, Borrower the benefit of any decline in interest rates subsequent to ML’s locking of the interest rate hereunder.

7.	In consideration for ML agreeing to the early interest rate lock and the extension of the maturity dates on the Extended Loans, Borrower has agreed to deposit with ML an Initial Rate Lock Deposit which shall be held by ML in accordance with the terms of this Agreement. The interest rate on the Specified Principal Amount will be the Fixed Rate as set forth on the Confirmation, which will be calculated pursuant to the Commitment Letter. With respect to any loans currently secured by the Remaining CNL Pools (as defined in the Commitment) that ML elects to increase in accordance with the Commitment, the amended and restated Loans will have an interest rate equal to the weighted average of the existing interest rates on the principal balances of such loans prior to being increased and the Interest Rate locked in accordance herewith on the applicable portion of the Specified Principal Amount, subject to adjustment as set forth herein and as otherwise discussed by the parties. In addition, the Interest Rate on the Extended Loans (as defined in the Commitment) shall be increased in order to compensate ML for all breakage and other costs incurred by ML in connection with the extension of the term on the Extended Loans, as set forth in the Commitment (unless Borrower elects to reimburse ML for such costs in cash at closing) as well as for the higher yield on longer term debt instruments. The second page of the Confirmation sets forth the Fixed Rates on each of the Loans expected to be funded pursuant to the Commitment Letter. ML reserves the right to re-allocate coupon and principal among the Loans, it being understood and agreed that ML intends to re-allocate coupon from Loan 1 to Loans 2, 3 and 7, as set forth on the Confirmation. If at any time during the Fixed Rate Period, (i) the number of basis points by which the Base Swap Rate Index decreases from the Base Swap Rate exceeds (ii) the Margin Threshold, the Borrower shall be required, no later than 10:00 am (New York City time) on the business day following notice thereof (the “Losses Payment Date”) to deposit additional funds with ML by wire transfer an amount sufficient to bring the cumulative Rate Lock Deposits to an amount equal to the Initial Rate Lock Deposit plus the current value of the sum of the Principal Losses (as hereinafter defined) plus Per Diem Carrying Costs (as hereinafter defined). In addition, if at any time during the Fixed Rate Period, the accrued Per Diem Carrying Costs (as hereinafter defined) are greater than one-half of one (1) percent of the Specified Principal Amount then the Borrower shall be required, no later than 10:00 am (New York City time) on the business day following notice thereof (the “Losses Payment Date”) to deposit additional funds with ML by wire transfer an amount sufficient to bring the cumulative Rate Lock Deposits to an amount equal to the Initial Rate Lock Deposit plus the current value of the sum of the Principal Losses (as hereinafter defined) plus Per Diem Carrying Costs (as hereinafter defined). Borrower acknowledges and agrees that ML may require one or more additional Rate Lock Deposits at any time during the Fixed Rate Period as provided above. If Borrower fails to post required additional Rate Lock Deposits with ML by any Losses Payment Date, ML may, in its sole discretion, declare a default hereunder, in which event (i) the interest rate for the Specified Principal Amount will no longer be fixed at the Fixed Rate, (ii) ML may unwind the Hedging Arrangements, and (iii)

ML’s only obligation hereunder to Borrower shall be to return all Rate Lock Deposits less any Breakage Costs (as hereinafter defined). Borrower shall promptly upon demand remit to ML the amount of any Breakage Costs (as hereinafter defined) in excess of the Rate Lock Deposits. Borrower hereby pledges all Rate Lock Deposits to ML as security for the obligations of Borrower hereunder. Borrower agrees to act and negotiate in good faith to consummate the closing of the Loan during and after the Fixed Rate Period, including, without limitation, (a) providing to ML, promptly upon request therefor, all due diligence materials reasonably requested by ML and (b) executing final loan documents and other agreements satisfactory to ML.

8.	Upon the closing of the Loan, Borrower shall pay ML Per Diem Carrying Costs and the Extended Amount Per Diem from the date hereof through the date of closing. In the event that the Loan amount is less than the Specified Principal Amount or the Loan fails to close for any reason, other than by Borrower default, and in any case, the Transaction is terminated by ML in its sole discretion, ML shall return the balance, if any, of all Rate Lock Deposits less Breakage Costs (as hereinafter defined). “Breakage Costs” shall be equal to the sum of all Principal Losses (as defined herein), Per Diem Carrying Costs (as defined herein), damages, losses, liabilities, legal fees, costs, and other fees and expenses, plus any breakage costs and expenses and all other costs and expenses incurred by ML in connection with the extension of the term on approximately the Extended Amount of the Prior Financing (as defined in the Commitment Letter) from July 1, 2015 to February 1, 2016. Per Diem Carrying Costs will be calculated as the amount equal to the product of (i) the Per Diem Charge (as set forth on the Confirmation) multiplied by (ii) the number of days, commencing on and including the date hereof through and including the date of closing or the date the Transaction is otherwise terminated. Borrower acknowledges and agrees that it shall be liable for, and fully responsible to pay ML, all Breakage Costs. If, upon the termination of the Transaction, the Rate Lock Deposit is not sufficient to cover the Breakage Costs, Borrower agrees to pay to ML such deficiency immediately upon demand. Borrower further agrees that any loan expense deposit, application fee and/or commitment fee or any loan commitment which may be issued may, at ML’s option, be applied to the payment of Breakage Costs. Notwithstanding anything to the contrary contained in the Commitment Letter, in no event shall the Initial Deposit (as defined in the Commitment Letter), application fee or commitment fee be returned to Borrower until all Breakage Costs have been paid in full. Principal Losses will be calculated as the amount equal to the sum of (A) the product of (i) the Breakage Multiplier multiplied by the (ii) the number of basis points by which the Base Swap Rate Index decreases from the Base Swap Rate, plus (B) the product of (i) Breakage Multiplier multiplied by (ii) the number of basis points by which the CMBS Spread Index decreases from the Initial CMBS Spread Index. In the event the Loan closes, but the principal amount of the Loan at closing is less than the Specified Principal Amount, Borrower will be required to pay the Pro-Rata amount of the Breakage Costs represented by the amount by which the Specified Principal Amount exceeds the principal amount of the Loan at closing.

9.	Borrower agrees that if the Loan does not close during the Fixed Rate Period, ML has the option to extend the terms of this Agreement and require Borrower to execute an acknowledgement of such extension and pay the applicable extension fees (the “Extension Acknowledgement”). In addition, if Loan 1 closes and funds on or before

October 12, 2005, then Borrower shall have the option of extending this Agreement through December 15, 2005. This Agreement shall govern until any such Extension Acknowledgement is executed. In the event of any extension beyond the Fixed Rate Period, in addition to all other sums due in connection herewith, Borrower agrees to pay to ML Per Diem Carrying Costs and the Extended Amount Per Diem through the date of closing.

10.	Borrower agrees that in the event Borrower willfully fails or refuses to close the Loan in connection with its acquisition of the Property, fails to act and negotiate in good faith to consummate the closing of the Loan during the Fixed Rate Period as set forth in Paragraph 7 hereof, or otherwise defaults under this Agreement or the Commitment Letter, the entire Rate Lock Deposit shall become non-refundable, be deemed immediately earned and be retained by ML. In such event, Borrower shall be and remain liable for all Breakage Costs, and if the Rate Lock Deposit is not sufficient to cover the Breakage Costs, Borrower agrees to pay to ML such deficiency immediately upon demand. Borrower shall not be entitled to any hedge gains realized by ML under any circumstance, except in the event that the Loans do not close solely as a result of a wilful event of default by ML hereunder in which case Borrower shall be entitled to any actual gains realized by ML after deduction for any fees, costs and expenses incurred by ML.

11.	Borrower agrees to indemnify, defend and hold ML harmless from and against all costs, fees and expenses (including attorneys’ fees and disbursements) incurred by ML pursuant to this Agreement and/or the rate lock Transaction.

12.	In the event that a default of Borrower or any affiliate thereof shall occur under the Commitment Letter or this Agreement (including, without limitation, the commencement of a case under the U.S. Bankruptcy Code or other creditor protection action or proceeding by or with respect to Borrower), ML may, at its option, terminate the Transaction upon written notice to Borrower. In such event, Borrower shall be and remain liable for all Breakage Costs and any other amounts as otherwise provided in this Agreement.

13.	This Agreement represents the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings. No amendment, modification or waiver under this Agreement shall be effective unless in writing signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower shall be jointly and severally liable hereunder.

14.	Simultaneously with the locking of the rate on the Specified Principal Amount, ML shall extend the Extended Amount of the Prior Financing Loans such that Prior Financing Loans in the amount of the Extended Amount shall have a maturity date of February 1, 2016, as described in paragraph 7 above. The new Interest Rate on the Extended Amount shall be as set forth in the Confirmation, provided that ML reserves the right to re-allocate coupon among the Loans. In addition to any other amounts payable by Borrower hereunder, Borrower shall pay to ML, upon closing of all of the Loans, all additional accrued interest on the Extended Amount from the date of the Rate Lock through and including the closing date (“Extended Amount Per Diem”). If the new Loans do not close for any reason, then Borrower promptly upon the request of ML deliver all required loan documentation to amend the Prior Financing documentation to reflect the revised interest rate and term on the Extended Amount and pay the Extended Amount Per Diem through the date of such amendment. The Confirmation sets forth the locked rates on the Loans, it being understood that these rates assume that the Extended Amount Per Diem is paid in cash. ML reserves the right to re-allocate coupon and principal among the Loans.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BORROWER

Ashford Hospitality Limited Partnerhip

By:	Ashford OP General Partner LLC

	By:	/S/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Legal Officer

ASHFORD HOSPITALITY TRUST, INC.

By:	/S/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Legal Officer

MERRILL LYNCH

Merrill Lynch Mortgage Lending, Inc.

By:	/S/ ROBERT J. SPINNA, JR.
Name: Robert J. Spinna, Jr.
Title:

SCHEDULE A
CONFIRMATION dated October 6, 2005 between Merrill Lynch Mortgage Lending, Inc. (“Merrill Lynch”), and Ashford Hospitality Trust, Inc. and Ashford Hospitality Limited Partnerhip (collectively, the “Borrower”).
     This Confirmation is entered into between Merrill Lynch and Borrower pursuant to that certain Early Rate Lock Agreement dated as of the date hereof (the “Early Rate Lock Agreement”) and is the “Confirmation” referred to in the Early Rate Lock Agreement and is intended to confirm the terms of a Rate Lock. Capitalized terms used herein shall have the meanings set forth in the Early Rate Lock Agreement.
The terms of the Transaction are hereby confirmed as follows:

1.	Transaction Type:	Early Interest Rate Lock/Extension of Term on Existing Debt.

2.	Initial Rate Lock Deposit:	$4,216,000 payable by Borrower to Merrill Lynch (as such amount may be increased from time to time per paragraph 7 of the Early Rate Lock Agreement, the “Rate Lock Deposit”).

3.	Lock Date:	October 6, 2005.

4.	Fixed Rate:	5.5341% per annum.

5.	Specified Principal Amount:	$210,800,000

6.	Fixed Rate Period:	From the date hereof to and including October 12, 2005 (7 days)

7.	Breakage Multiplier:	$165,228

8.	Per Diem Charge:	$9,313

9.	Base Swap Rate Index:	Mid-Market 10-Year Swap Rate as referenced on Bloomberg, Page SSRC7 (or
		its successor).

10.	Base Swap Rate:	4.8045%

11.	Margin Threshold:	12.76 basis points

12.	CMBS Spread Index:	Lehman LEH InvG 8.5+ Index, as referenced on Bloomberg,
	Page “LEHM.”

13.	Initial CMBS Spread Index:	41.2 basis points

14.	Extended Amount:	$83,825,000

15.	New Fixed Rate on
	Extended Amount:	5.3367%

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16.	Extended Amount Per Diem:	$44.68
Interest Rates on Loans with 7/1/2015 maturity dates

Fixed Rate on Loan 1 ($160,490,000 – not extended):	5.2175%

Fixed Rate on Loan 6 ($31,995,000 – not extended):	5.3175%
Interest Rates on Loans with 2/1/2016 maturity dates*

Fixed Rate on Loan 2 ($115,645,000):	5.5306%

Fixed Rate on Loan 3 ($95,905,000):	5.5306%

Fixed Rate on Loan 7 ($83,075,000):	5.5306%

*	These rates assume that the Extended Amount Per Diem is paid in cash. Also, ML reserves the right to re-allocate coupon among the Loans.

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